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                                                                  Item 7 Ex-2.2

                                PROMISSORY NOTE



BY: 9033-2255 QUEBEC INC.], a company incorporated under the Companies Act (Quebec)

                                        (the "PROMISOR")


1.    PROMISE TO PAY

      1.1  Pursuant to Section 2.2(b) of that certain Share Purchase
           Agreement dated February 19, 1996 between Les Placements Marlin Ltee (the "PROMISEE") and MTL Inc. (the "SHARE PURCHASE AGREEMENT"), and subject to the terms and provisions thereof, the Promisor hereby promises to pay the Promisee the principal amount of $500,000 in the legal currency of Canada (the "DEBT") with interest at the annual rate of five per cent (5%) on the outstanding balance of the Debt payable with the instalments of principal as set out in Section 1.2 below.

      1.2 The Debt shall be paid by the Promisor in five consecutive annual instalments of $100,000 in principal plus accrued interest (at the rate of interest hereinbefore provided) on June 11, 1997, June 11, 1998, June 11, 1999, June 11, 2000 and June 11, 2001.

      1.3 The Debt and interest payable thereon is payable by the Promisor at 1950, 3e Rue, Saint-Romuald, Quebec, G6W 5M6.

2.    PREPAYMENT

      Notwithstanding the provisions of Section 1 hereof, the Promisor shall have the right, at any time and from time to time after the date hereof, to pay by anticipation to the Promisee, without penalty, all or part of the Debt, with interest accrued to the date of payment.

3.    NON-NEGOTIABLE

      This Promissory Note is not negotiable and may not be registered or assigned.


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4.    NO NOVATION

      This Promissory Note evidences but does not novate or otherwise discharge the Debt and interest payable thereon.

5.    SUCCESSORS

      This Promissory Note shall enure to the benefit of and be binding upon the Promisor and the Promisee and their respective successors and representatives.

6.    NON-BUSINESS DAYS

      Whenever any payment to be made or any action to be taken under this Promissory Note is required to be made or taken on a day other than a Business Day, such payment shall be made or such action shall be taken on the next succeeding Business Day.

      For the purposes hereof, "Business Day" means any day other than a Saturday, Sunday or any other day on which the principal banks located in Montreal, Quebec or Plant City, Florida are not open for business during normal banking hours.

7.    GOVERNING LAW

      This Promissory Note shall be governed by, and construed in accordance with, the laws of the Province of Quebec and the laws of Canada applicable therein.

      SIGNED at Montreal, this 11th day of June, 1996.


                                        9033-2255 QUEBEC INC.


                                        Per:
                                             ----------------------------
                                        Name:   Richard J. Brandewie
                                        Title:  Secretary-Treasurer



                                   GUARANTEE

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, MTL INC. hereby guarantees the payment, as and when due, of all amounts payable by 9033-2255 Quebec Inc. under


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the foregoing promissory note dated June 11, 1996 in the principal amount of
$500,000 in the legal currency of Canada.

     DATED at Montreal, Quebec, this 11th day of June, 1996


                                        MTL INC.


                                        Per:
                                            --------------------------
                                        Name:   Charles J. O'Brien, Jr.
                                        Title:  President


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